Exhibit 10.40
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 2nd day of April, 2008, by and between COCALO, INC., a California corporation (the “Employer”), and RENEE PEPYS LOWE (the “Executive”).
RECITALS
     The Employer desires that the Executive provide services for the benefit of the Employer and its affiliates, which include Russ Berrie and Company, Inc. (“Parent”) and I & J Holdco, Inc. (“Buyer”), and the Executive desires to accept such employment with the Employer.
     The Employer and the Executive acknowledge that the Executive will be a member of the senior management team of the Employer and, as such, will participate in implementing the Employer’s business plan and, as reasonably requested, the overall business plan of Parent for its Infant and Juvenile Division.
     In the course of her employment with the Employer, the Executive will have access to certain confidential information that relates to or will relate to the business of the Employer, Parent and their affiliates.
     The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.
     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
     1. Employment. The Employer shall employ the Executive as its President, and the Executive hereby accepts such employment on the following terms and conditions. The Executive understands and agrees that she is an at-will employee, and the Executive and the Employer can, and shall have the right to terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 9 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship. In the event that the Executive ceases to be employed by the Employer for any reason, the Executive shall tender her resignation from all officer and director positions, if any, that she holds with the Employer, and each affiliate of Employer, effective on the date her employment is terminated.
     2. Duties.  The Executive shall work for the Employer in a full-time capacity, subject, however, to the terms of this Agreement under the caption “Time Flexibility”. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and authority customarily associated with the position of President. The Executive shall report to, and follow the direction of, the Chief Executive Officer of Buyer. In addition to, or in lieu of, the foregoing, the Executive also shall perform such other and unrelated services and duties of an executive nature and as are related to design, marketing and similar matters as may be assigned to her from time to time with respect to Parent and its affiliates by the Board of Directors of

Parent (“Board”). The Executive shall diligently, competently, and faithfully perform all duties of an executive nature, and shall devote her entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use her best efforts to promote the interests of the Employer and its affiliates. It shall not be considered a violation of the foregoing for the Executive to serve on industry, civic, religious or charitable boards or committees, so long as such service does not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement.
     3. Time Flexibility. Employer recognizes that Executive has been employed by Employer for ten years, and has successfully balanced the demands of family and community responsibilities with the need to devote time and attention to the business of Employer. Employer agrees that Executive is not required to observe specific hours of business, and shall be free to schedule her time at her discretion, within reasonable limits, to be available for family and community purposes, provided that such does not unreasonably interfere with the performance by Executive of her duties. Employer agrees not to require Executive to reside outside Orange County, California. Employer agrees not to require Executive to travel outside Orange County for extended periods, except as may be consistent with her past practice with Employer. Executive acknowledges that performing duties for Parent and its affiliates may require travel and attendance at meetings outside Orange County, and Parent, Buyer and Employer agree to reasonably accommodate Executive’s desire to schedule such meetings at times which provide Executive the opportunity to be involved in family activities. It shall not be regarded as a failure to perform, or to carry out Executive’s duties, if Executive is absent from the Employer’s or its affiliates’ business premises during what might be regarded as normal business hours, provided Executive is able to carry out her duties. Employer and Parent agree to use reasonable efforts to permit Executive to balance her work and personal life in substantially the same manner as she does at present.
     4. Executive Loyalty. The Executive shall devote all of her business time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive, and any and all designs, inventions, developments, procedures, methods and concepts, and any and all improvements of any nature in the designs, inventions, processes, methods and concepts of Employer or any affiliate made by the Executive which is useful in Employer’s business shall be deemed to be a “work for hire” and ownership thereof shall vest immediately in Employer. The Executive expressly agrees that during the term of this Agreement, she shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 10, nothing herein contained shall be deemed to prevent the Executive from investing her money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from investing her money in real estate, or to otherwise manage her personal investments and financial affairs.

     5. Term of Employment. Unless sooner terminated as hereinafter provided, this Agreement shall be entered into for a period commencing on April 2, 2008 and ending December 31, 2010 (the “Initial Term”). The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term and any subsequent Renewal Term, unless the Board of Directors of Parent provides the Executive, or the Executive provides the Board of Directors of Parent, with written notice to the contrary at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.
     6. Compensation.
          A. The Employer shall pay the Executive an annual base salary of $250,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. Increases, but in no event, without Executive’s consent, decreases, to the Base Salary, as adjusted, may be made following an annual performance review, the first of which shall take place in or around January 1, 2009, and all subsequent reviews shall occur in or around January 1st of each year thereafter.
          B. Commencing on the effective date of this Agreement, the Executive shall participate in the Parent’s Incentive Compensation Program, as amended from time to time by the Compensation Committee of the Board (the “IC Program”), on the terms and conditions set forth therein. Capitalized terms used but undefined in this Paragraph 6B shall have the meanings ascribed to them in the IC Program. The Executive shall be a “CoCaLo Participant” with an Applicable Percentage of 50%. Executive’s participation shall be per the terms set forth on Addendum I hereto. Amounts achieved for results in between (i) the Minimum Target and the Target and (ii) the Target and the Maximum Target will in each case be determined by a straight line interpolation. No amounts will be paid for achievement of results below the Minimum Target, and no additional amounts will be paid for achievement of results in excess of the Maximum Target. Nothing in this Paragraph 6B shall affect any amounts due pursuant to the Stock Purchase Agreement of even date herewith by and among I & J Holdco, Inc., Executive and Stanley Lowe. Within ten (10) days of the execution of this Agreement, Parent shall confirm to Executive her participation in the IC Program.
          C. The Executive will be eligible to participate in the Parent’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan, although all grants and awards thereunder shall be at the discretion of the Compensation Committee of the Parent’s Board of Directors.
          D. During the term of this Agreement, the Employer shall:
               (i) include the Executive in any officer and director indemnification programs, director and officer insurance, life insurance, disability insurance, medical, dental or health insurance, savings, pension and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained for the benefit of Employer’s other directors and executives;

               (ii) include the Executive in such perquisites as the Employer may establish from time to time that are commensurate with her position and at least comparable to those received by other executives of Employer, which shall for the Initial Term of this Agreement include automobile benefits substantially the same as Executive currently receives, and Executive shall have the same eligibility to participate in all of Parent’s benefit and perquisite programs, other than those for which only designated individuals are eligible to participate ; and
               (iii) provide the Executive with three (3) weeks paid vacation per annum and holiday leave per the terms of Employer’s employee policies manual in effect from time to time. Employer acknowledges that, consistent with the provisions of Paragraph 3, “Time Flexibility”, above, Executive may be absent for additional time, and the establishment of a specified period of paid vacation is intended to establish the period for which Executive maybe entitled to be paid upon termination of employment, to the extent vacation leave has not been used. Executive shall be obligated to use all vacation leave by March 31 of the year after such vacation leave has accrued.
     7. Expenses. The Employer shall reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended.
     8. Termination. Notwithstanding anything in Paragraph 5 of this Agreement to the contrary, the Executive’s services shall terminate upon the first to occur of the following events:
          A. At the end of the term of this Agreement, including any Renewal Terms.
          B. Upon the Executive’s date of death or the date the Executive is given written notice that she has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially her required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of her duties before such tenth (10th) business day.
          C. On the date the Employer provides the Executive with written notice that she is being terminated for “Cause.” For purposes of this Agreement, and as determined by the Employer’s Board of Directors in its reasonable discretion, the Executive shall be deemed terminated for Cause if the Employer terminates the Executive after the Executive:
               (i) shall have committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement;

               (ii) shall have committed intentional acts that materially impair the goodwill or business of the Employer or cause material damage to its property, goodwill, or business;
               (iii) shall have refused to, or willfully failed to, perform her material duties hereunder; or
               (iv) shall have violated in any material respect any written policies or procedures of Employer or Parent; provided, however, that prior to such termination: (i) the Executive has been provided written notice from the Board or the Executive Committee of the Board setting forth in reasonable detail the basis on which the Board is considering terminating her employment for Cause (a “Cause Notice”); (ii) the Executive has failed to cure the basis on which the Board is considering terminating her employment within 10 days of notice thereof except that no cure period need be provided to the extent that the act or omission is not curable; (iii) the Executive has been afforded a reasonable opportunity to explain to the Board any actions or omissions described in the Cause Notice.
          D. On the date the Employer terminates the Executive’s employment for any reason, other than a reason otherwise set forth in this Paragraph 8, provided that the Employer shall give the Executive thirty (30) days written notice (or continued payment of Base Salary in lieu thereof) prior to such date of its intention to terminate such employment.
          E. On the date Executive terminates this Agreement for Good Reason. “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent and without full cure by the Employer on 30 days’ written notice from the Executive describing the “Good Reason” event she believes has occurred and requesting cure (provided that, for the avoidance of doubt, if full cure is made by the Employer within 15 days of such notice, a “Good Reason” event shall be deemed not to have occurred): (i) removal of the Executive from her position as President (without terminating Executive’s employment) or other material diminution of her duties or authority, (ii) failure to maintain the Executive’s salary at the amount specified in Paragraph 6A; or (iii) any requirement that Executive maintain her primary office outside Orange County, California.
     9. Compensation Upon Termination of Employment.
          A. If the Executive’s services are terminated pursuant to Paragraph 8A, 8B, or 8C, the Executive or her estate, as applicable, shall be entitled to her salary through her final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer, Buyer or Parent and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.
          B. Except as otherwise provided in this Paragraph 9B, if the Executive’s services are terminated pursuant to Paragraph 8D or Paragraph 8E, or if at the end of the Initial Term or any Renewal Term, the Employer has provided Executives with a notice of non-

renewal, the Executive shall be entitled to her salary through her final date of active employment, plus any accrued but unused vacation pay. The Executive also shall be entitled to a severance payment of twelve (12) months of Base Salary continuation, payable during the life of the severance period in accordance with the Company’s standard payroll practice, to all earned but unpaid bonuses, and to a pro-rata bonus for the year in which the termination occurred, provided (a) she signs an agreement reasonably acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer (other than rights to accrued salary, indemnification rights provided for in Section 317 of the California Corporations Code (“Indemnification Rights”) and reimbursement of expenses), (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment (other than rights to accrued salary, Indemnification Rights and reimbursement of expenses), and (iii) contains certain other reasonable obligations which shall be set forth at the time of the termination, and (b) the Employer shall be permitted to offset from the severance pay hereunder any Base Salary paid to the Executive during the thirty (30) day written notice period, if the Employer, in its discretion, directs the Executive to perform no substantial services during such thirty (30) day written notice period. Additionally, the Executive shall be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer, Buyer or Parent and to which the Executive is a party or in which the Executive is a participant and shall be entitled to rights with respect to any options or other Stock Incentive Plan compensation in which Executive is then a participant in accordance with the terms of each plans.
          C. Payments and benefits under this Paragraph 9 shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder. Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Paragraph 9B shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.
     10. Protective Covenants. The Executive acknowledges and agrees that solely by virtue of her employment by, and relationship with, the Employer, she has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Employer’s relationships with its customers and suppliers, and that, but for her association with the Employer, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; (ii) that the Employer’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Employer and that the identity, business needs and methods of conducting business of, or relating to, each of its customers and suppliers is kept under tight security with the Employer and cannot be readily ascertained from publicly available materials or from materials available to the Employer’s competitors; and (iii) that the Employer has the following protectible interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: Pricing information and strategy, cost data, product specifications, product development and obsolescence policies and time table, Executive agrees not to disclose any of the foregoing information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:
          A. The Executive has executed and delivered this Agreement as her free and voluntary act, after having determined that the provisions contained herein are of a material benefit to her, and that the duties and obligations imposed on her hereunder are fair and reasonable and will not prevent her from earning a comparable livelihood following the termination of her employment with the Employer.
          B. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if she so chooses.
          C. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.
          D. The Executive agrees that during the Term of this Agreement, and for so long thereafter as Executive is providing services under any agreement or understanding with Employer, Parent or any affiliate, the Executive will not, except on behalf of the Employer, anywhere in the United States of America or in any other place or venue where the Employer or Buyer now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:
               (i) directly or indirectly, contact, solicit or accept if offered to the Executive, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the Employer’s customers, prospective customers, or suppliers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof; or
               (ii) solicit or accept if offered to her, with or without solicitation, on her own behalf or on behalf of any other person, the services of any person who is a then current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit any of the Employer’s then current employees (or an individual who was employed by or engaged by the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire any then current employee (or an individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with herself or any company, individual or other entity.
It is understood and agreed that the limitations and restrictions set forth in this Paragraph 10.D shall not supersede, amend or limit the provisions of that certain Non-Disclosure, Non-Solicitation and Non-Competition Agreement between Executive and Buyer dated this date.
          E. Executive agrees that during the Term of this Agreement, and for so long thereafter as Executive is providing services under any agreement or understanding with Employer, Parent or any affiliate, Executive will not:
               (i) directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the design, manufacture, marketing, or servicing of products then constituting ten percent (10%) or more of the annual revenues of the Employer or its Affiliates; or
               (ii) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Employer’s or its Affiliates’ customers, prospective customers, or suppliers (as hereinafter defined), with respect to or in any way with regard to any aspect of the Employer’s or its Affiliates’ business and/or any other business activities in which the Employer or its Affiliates’ engages during the term hereof.
          F. The Executive acknowledges and agrees that the scope described in this Paragraph 10 is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, she shall be required to disclose the existence of this Paragraph 10 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 10 to such employer.
          G. For purposes of this Paragraph 10, “customer” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Employer or is or was doing business with the Employer or the Executive within the twelve (12) month period immediately preceding termination of the Executive’s employment. For purposes of this Paragraph 10, “prospective customer” shall be defined as any person, firm, corporation, association, or entity contacted or solicited by the Employer or the Executive (whether directly or indirectly) or who contacted the Employer or the Executive (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of the Employer. For purposes of this Paragraph 10, “supplier” shall be defined as any person, firm, corporation, association, or entity who is or was doing business with the Employer or the Executive or who was contacted or solicited by the

Employer or the Executive (whether directly or indirectly) or who contacted or solicited the Employer or the Executive (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment.
          H. The Executive agrees that both during her employment and thereafter the Executive will not, for any reason whatsoever, use for herself or disclose to any person not employed by the Employer any “Confidential Information” of the Employer acquired by the Executive during her relationship with the Employer, both prior to and during the term of this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Employer and further agrees not to use Confidential Information for her own private use or commercial purposes or in any way detrimental to the Employer. The Executive agrees that “Confidential Information” includes but is not limited to: (i) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Employer; (ii) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer; (iii) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure restrictions or limitations; and (iv) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive’s tenure with the Employer or to be accessed during her future employment with the Employer, which pertains to the Employer’s affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include (x) information properly in the public domain, or (y) information in the Executive’s possession prior to the date of her original employment with the Employer, or any predecessor company, except to the extent that such information is or has become a trade secret of the Employer or is or otherwise has become the property of the Employer.
          I. In the event that the Executive intends to communicate information to any individual(s), entity or entities (other than the Employer), to permit access by any individual(s), entity or entities (other than the Employer), or to use information for the Executive’s own account or for the account of any individual(s), entity or entities (other than the Employer) and such information would be Confidential Information hereunder but for the exceptions set out at clauses (i) and (ii) of Paragraph 10H of this Agreement, the Executive shall notify the Employer of such intent in writing, including a description of such information, no less than fifteen (15) days prior to such communication, access or use.
          J. During and after the term of employment hereunder, the Executive will not remove from the Employer’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by her or others, except as her duties shall require, and in such cases, will promptly return such items to the Employer. Upon termination of her employment with the Employer, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Employer immediately.
          K. The Executive recognizes and agrees that all ideas, inventions, conceptions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, improvements, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the term of her employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Employer), are the sole and exclusive property of the Employer. The Executive further agrees that (i) she will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights she has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (ii) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, the Employer hereby notifies the Executive that the provisions of this Paragraph 10 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (x) the Invention relates (I) to the business of the Employer, or (II) to actual or demonstrably anticipated research or development of the Employer, or (y) the Invention results from any work performed by the Executive for the Employer.
          L. The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Employer or the Executive. The Executive agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon termination of this Agreement, her complete list of the correct names and places of business and telephone numbers of all of its customers served by her, including all copies thereof wherever located. The Executive further agrees to immediately notify the Employer of the name and address of any new customer, and report all changes of a location of old customers, so that upon the termination of this Agreement, the Employer will have a complete list of the correct names and addresses of all of its customers with which the Executive has had dealings. The Executive also agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon the termination of this Agreement, any other records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Employer’s business, including originals and copies thereof. The Executive recognizes and agrees that she has no expectation of privacy with respect to the Employer’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.
          M. The Executive acknowledges that she may become aware of “material” nonpublic information relating to customers whose stock is publicly traded. The Executive acknowledges that she is prohibited by law as well as by Employer policy from trading in the shares of such customers while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph 10M, “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.
          N. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that she will not knowingly disclose to the Employer, use in the Employer’s business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into her work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.
          O. It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Paragraph 10 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive acknowledges the truthfulness of all factual statements in this Agreement and agrees that she is estopped from and will not make any factual statement in any proceeding that is contrary to this Agreement or any part thereof. The Executive further agrees to pay all of the Employer’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in enforcing such covenants.
          P. Notwithstanding the other provisions of this Agreement, Employer agrees that Executive may provide advice, consulting services and marketing advice to Balboa Baby, Inc. until October 1, 2008, provided that such assistance does not involve disclosure of

Employer’s Confidential Information or unreasonably interfere with the performance by Executive of her duties hereunder.
     11. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to her residence in the case of the Executive, or to its principal office in the case of the Employer.
     12. Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an officer of the Employer expressly authorized by Employer’s Board of Directors.
     13. Assignment. The Executive acknowledges that the services to be rendered by her are unique and personal. Accordingly, the Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.
     14. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.
     15. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     16. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
     17. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
     18. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.
     19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without reference to its conflict of law provisions. Furthermore, the Executive agrees and consents to submit to personal jurisdiction in the State of California in any state or federal court of competent subject matter jurisdiction situated in Orange County, California. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Orange County, California. In addition, the Executive waives any right to challenge in another court any judgment entered by such Orange County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum.
     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

EMPLOYER:		EXECUTIVE:

CoCaLo, Inc.
a California corporation

By:	/s/ Charles Ginn	/s/ Renee Pepys Lowe

	Name: Charles Ginn	Renee Pepys Lowe
Title: Secretary